Exhibit 31.2

[U.S. Bank National Association Letterhead]

ABS ANNUAL REPORT BACKUP CERTIFICATION

Reference is made to the Trust Agreement, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee, for SATURNS Trust No. 2007-1, dated March 1, 2007, together with Schedules I, II and III attached thereto, and the Standard Terms for Trust Agreements, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee dated April 13, 2006. Capitalized terms used herein and not defined shall have the meanings defined in the Trust Agreement and the Standard Terms for Trust Agreements.

In connection with the preparation and delivery of the annual report on Form 10-K of MS Structured Asset Corp. on behalf of SATURNS Trust No. 2007-1 for the fiscal year ending December 31, 2013 (“Fiscal Year”) and the certifications given by In-Young Chase with respect thereto, the undersigned hereby certifies that she is a duly elected Senior Vice President of U.S. Bank National Association (the “Trustee”) and further certifies in her capacity as such as follows:

1.	U.S. Bank National Association has prepared all reports to Unitholders with respect to each distribution date for SATURNS Trust No. 2007-1 and, if permitted under the applicable rules and regulations of the Securities Exchange Commission and the procedures with respect thereto that have been mutually agreed upon by MS Structured Asset Corp. and U.S. Bank National Association, has filed a copy of such reports on Form 10-D for the months listed on Exhibit A hereto;
2.	I have reviewed the reports on Form 10-D containing the reports to Unitholders included on Exhibit A filed in respect of periods included in the Fiscal Year covered by the annual report of MS Structured Asset Corp. on behalf of SATURNS Trust No. 2007-1;
3.	I am familiar with the operations of U.S. Bank National Association with respect to the SATURNS program and SATURNS Trust No. 2007-1 and the requirement imposed by the Trust Agreement;
4.	Based on my knowledge, the information in the reports to Unitholders, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date that the distribution information was filed on Form 10-D;
5.	Based on my knowledge, the information required to be provided under the Trust Agreement, for inclusion in the reports to Unitholders, is included in the reports to Unitholders;

6.	Based on my knowledge, and except as disclosed in the reports to Unitholders and as below, the Trustee has fulfilled its obligations, under the Trust Agreement:

1122(d)(3)(i) The 10-D report required to be filed on or before March 16, 2013 was filed on March 22, 2013 due to an internal notification error. The late filing was identified through normal review. Additional controls have been instituted successfully to ensure timely filings.

7.	Based on my knowledge, and except as disclosed in the reports to Unitholders, there are no material legal proceedings with respect to the trust, involving the trust or U.S. Bank National Association as Trustee.

    By: /s/ Kimberly O. Jacobs

Name: Kimberly O. Jacobs

Title: Senior Vice President

Date: March 12, 2014

Exhibit A

SATURNS Trust No.:	Closing Date	Payment Dates	Form 10-D Filing Dates
2007-1	March 1, 2007	March 1, 2013 September 3, 2013	March 22, 2013 September 9, 2013